Exhibit 10.4

CLOSING AGREEMENT

THIS CLOSING AGREEMENT ("Agreement") is entered into effective as of October 25, 2022, by and among LIMONEIRA COMPANY, a Delaware corporation ("Seller"), LIMONEIRA LEWIS COMMUNITY BUILDERS, LLC, a Delaware limited liability company ("Buyer"), and LLCB II, LLC, a Delaware limited liability company (the "Joint Venture"). Except as otherwise defined herein, capitalized terms used in this Agreement shall have the respective meanings assigned to such terms in the Purchase Agreement (as defined in Recital A below). Seller, Buyer and the Joint Venture are hereafter collectively referred to herein as the "Parties." This Agreement is entered into and made with reference to the following facts and circumstances:

R E C I T A L S :

A.            Seller and Buyer are parties to that certain Purchase and Sale Agreement dated for reference purposes September 7, 2022, as amended by that certain First Amendment to Purchase and Sale Agreement made effective as of October 4, 2022, and that certain Reinstatement of and Second Amendment to Purchase and Sale Agreement made effective as of October 21, 2022 (collectively, the "Purchase Agreement"), providing for the purchase and sale of that certain real property located in the City of Santa Paula, County of Ventura, State of California and described more fully in the Purchase Agreement.

B.            Pursuant to and in accordance with the terms of the Purchase Agreement, the Joint Venture has been formed to acquire the Property. The members of the Joint Venture are Lewis Santa Paula Member, LLC, a Delaware limited liability company ("Lewis"), and Limoneira EA1 Land, LLC, a California corporation ("Limoneira").

C.            In lieu of selling the Property to the Joint Venture (as originally contemplated under the Purchase Agreement), the Parties have now agreed that the Property will be contributed by Seller to the Joint Venture on the terms and conditions set forth in this Agreement.

D.            The Parties now desire to enter into this Agreement to provide for (i) Buyer to assign all of its right, title and interest in and under the Purchase Agreement to the Joint Venture, and for the Joint Venture to accept such assignment and to assume all of Buyer's duties and obligations under the Purchase Agreement, (ii) Seller to assign, transfer and contribute its entire interest in the Property to the Joint Venture (in lieu of selling the Property to Buyer), and (iii) such other matters that are set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Agreement, and for other good and valuable consideration, receipt of which is hereby acknowledged, the Parties hereby agree as follows:

A G R E E M E N T :

1.            Assignment and Assumption.

Buyer hereby assigns, transfers and conveys to the Joint Venture all of Buyer’s right, title and interest in and to the Purchase Agreement, and the Joint Venture hereby accepts such assignment and agrees to assume and perform all duties and obligations of Buyer under the Purchase Agreement. In furtherance of the foregoing, (i) the Joint Venture for the benefit of Seller specifically assumes the obligations, representations and warranties of Buyer under the Purchase Agreement and any escrow instructions executed pursuant thereto and the Joint Venture is bound by all approvals previously given by Buyer under the Purchase Agreement, and (ii) Buyer is hereby relieved of any liability under the Purchase Agreement that arises from and after the Closing Date.

2.            Contribution of the Property.

In lieu of selling the Property to Buyer for the Purchase Price, Seller hereby agrees to assign, transfer and contribute its entire fee interest in and to the Property to the Joint Venture (subject only to the liens, encumbrances and other permitted exceptions to title that were previously approved by Buyer under the Purchase Agreement). The Property shall be contributed by Seller to the Joint Venture at an agreed upon value (net of all such liens, encumbrances and other permitted exceptions) of Fifteen Million Nine Hundred Fifty Thousand Eight Hundred Eighty-Six Dollars ($15,950,886) (the "Agreed Value").

3.            Contribution of Cash.

Concurrently with the contribution by Seller of the Property, the Joint Venture will deposit Eight Million Twenty-Two Thousand Eight Hundred Ninety-Three Dollars ($8,022,893) into the escrow for the Property (from a contribution made by Lewis to the capital of the Joint Venture). The proceeds of the deposit shall be applied in accordance with the terms of this Agreement.

4.            Prorations and Closing Adjustments.

Seller is hereby charged with the amount of any net prorations that would have otherwise been charged to Seller under the Purchase Agreement and the Joint Venture is hereby charged with any prorations that would have otherwise been charged to Buyer under the Purchase Agreement. Except as provided in the preceding sentence, there shall be no prorations with respect to the Property under the Purchase Agreement.

5.            Payment of Costs.

The closing costs, escrow fees, title insurance premiums, documentary transfer taxes, recording fees and other charges (collectively, the "Transaction Costs") that are the responsibility of Buyer under the Purchase Agreement will be paid by the Joint Venture from the funds deposited by the Joint Venture into Escrow under Paragraph 3. The Transaction Costs that are the responsibility of Seller under the Purchase Agreement will be paid by Seller from a portion of the proceeds that would otherwise be paid to Seller under Paragraph 6 below.

6.            Cash Disbursement.

Following the Closing, Escrow Holder shall distribute to Seller (or its designated affiliate) an amount equal to Seven Million Eight Hundred Sixty-Nine Thousand Seven Hundred Seventy-Five and 98/100ths Dollars ($7,869,775.98) which equals (i) Fifteen Million Nine Hundred Fifty Thousand Eight Hundred Eighty-Six Dollars ($15,950,886) (i.e., the Agreed Value of the Property), plus (ii) a credit of Sixty-Four Thousand Sixty-Seven and 06/100th Dollars ($64,067.06) for prepaid property taxes and independent consideration, and minus (iii) the sum of (A) Seller's share of the Transaction Costs, and (B) Eight Million Twenty-Two Thousand Eight Hundred Ninety-Three Dollars ($8,022,893) (which is the net that will be credited to Limoneira's Joint Venture capital account following the contributions and distributions described above in this Paragraph 6). Any proceeds remaining in the Escrow after the payments and disbursements described in Paragraph 5 and this Paragraph 6 shall be disbursed by the Escrow Holder to the Joint Venture promptly following the Closing.

7.            Deposit.

Notwithstanding the terms of the Purchase Agreement, the Deposit shall be returned by Escrow Holder to the Joint Venture upon the Closing under the Purchase Agreement.

8.            Resolution and Disputes.

Each and every controversy, dispute or claim between or among any of the Parties to this Agreement and/or the Purchase Agreement that is not settled in writing within thirty (30) days after the date upon which any party hereto gives written notice to the other parties of such dispute shall be resolved in accordance with the reference procedures set forth in Section 13.11 of the Joint Venture Agreement.

9.            Attorneys’ Fees.

If any proceeding is commenced by any party against any other party that arises out of, or relates to, this Agreement (including, but not limited to, any reference proceeding), then the prevailing party in such proceeding shall be entitled to recover reasonable attorneys' fees and costs. Any judgment or order entered in any legal proceeding shall contain a specific provision providing for the recovery of all costs and expenses of suit including, but not limited to, reasonable attorneys' and expert witness fees, costs and expenses incurred in connection with (i) enforcing, perfecting and executing such judgment; (ii) post-judgment motions; (iii) contempt proceedings; (iv) garnishment, levy, and debtor and third-party examinations; (v) discovery; and (vi) bankruptcy litigation.

10.            Miscellaneous.

This Agreement may not be modified or amended, except by a writing signed by all Parties. Except as modified by this Agreement, the Purchase Agreement shall be and remain in full force and effect. If there is any inconsistency between the terms of the Purchase Agreement and the terms of this Agreement, then the terms of this Agreement shall control. This Agreement may be executed by facsimile or other electronic means and in any number of duplicates and counterparts, each of which shall be deemed an original as to the party whose signature it bears, but all of which taken together shall be deemed an original and constitute one (1) and the same agreement. Each party is aware that the other Parties hereto will rely on such telecopied or electronically transmitted signatures, and hereby waives any defenses to the enforcement of the terms of this Agreement based on the form of signature. The provisions of this Agreement shall survive the conveyance of the Property from Seller to the Joint Venture. If any term, covenant or condition of this Agreement is determined to be invalid, illegal or unenforceable in any respect, then this Agreement shall be construed without such provision. This Agreement shall be governed by and construed under the laws of the State of California without regard to principles of conflicts of law.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first set forth above.

"Seller"	LIMONEIRA COMPANY,
a Delaware corporation

By:	/s/ Mark Palamountain
Name:/s/ Mark Palamountain
Title: Chief Financial Officer and Treasurer

Date: October 25, 2022

"Buyer"	LIMONEIRA LEWIS COMMUNITY BUILDERS, LLC, a Delaware limited liability company

By:	/s/ John M. Goodman
Name: John M. Goodman
Title: Lewis Authorized Agent

By:	/s/ Mark Palamountain
Name: Mark Palamountain
Title: Limoneira Authorized Agent

Date: October 25, 2022

"Joint Venture"	LLCB II, LLC,
a Delaware limited liability company

By:	/s/ John M. Goodman
Name: John M. Goodman
Title: Lewis Authorized Agent

By:	/s/ Mark Palamountain
Name: Mark Palamountain
Title: Limoneira Authorized Agent

Date: October 25, 2022